EXHIBIT 99.1
For release after 6:00 p.m. Thursday, June 5, 2003

        UNITRONIX SIGNS OPTION AGREEMENTS FOR MINING PROPERTIES IN THE
                  STURGEON LAKE AREA OF NORTHWESTERN ONTARIO
                  PREPARES FOR START OF EXPLORATION PROGRAM

Peabody, Ma. June 5, 2003. Unitronix Corporation (" Unitronix") (UTRX:OTCBB) through its wholly owned Canadian subsidiary, 1522923 Ontario Incorporated, doing business under the name of Unitronix Mining & Exploration ("UTREX") of Toronto, Ontario, announces the acquisition of approximately 10,000 acres of mining property in the Sturgeon Lake area of Northwestern Ontario through the recent signing of two option agreements and their own staking programs during the past 12 months. Between 1972 and 1991 the Sturgeon Lake Mining Camp produced in excess of 18 million tons of volcanogenic massive sulfide ("VMS") base and precious metal ores from five operating mine sites. Systematic shallow surface exploration continued in the camp until 1996 with many of the explored areas being granted leasehold patents, and no significant exploration activity had been carried out until the arrival of Unitronix and Geo-Sleuth in 2002. We previously reported that the beta testing that occurred during the development of Unitronix' mineral potential analysis tool, now trademarked as Geo-sleuth, over the Sturgeon Lake Camp identified VMS areas that merited further investigation.

Unitronix retained Dale M Hendrick, P. Eng., of Dale M. Hendrick and Associates of Toronto to recommend and expedite the follow-up work and activities required to reopen the Sturgeon Lake Camp. As a result the company, through its UTREX subsidiary, staked 82 claim blocks in the area and Mr. Hendrick commenced negotiations to acquire the other property of interest and to obtain access to mining exploration and drilling data.

In October, 2002, Mr. Hendrick became a director of Unitronix and in January, 2003, was named President and Chief Executive Officer of the company and its UTREX subsidiary. In this capacity Mr. Hendrick recently completed and executed option agreements with the former mining operators and major landowners of the Camp. Partnership deals were made with Noranda, Inc. ("Noranda") (NRD:TSX &
NYSE) and Inmet Mining Corporation ("Inmet") (IMN:TSX) and their minority partner in the property, Huntington Mining Inc. (HEI:TSXV)


       Note:  All funds referenced hereunder are in Canadian Dollars
              ------------------------------------------------------

      Highlights of Sturgeon Lake Property Agreement with Noranda, Inc.
      -----------------------------------------------------------------

1) Unitronix Mining and Exploration can earn a 100% interest in all property optioned from Noranda by expending a total of $2,500,000 on the optioned property and its own staked property and any addition thereto within a 1.5 km radius (excluding the Inmet property) in accordance with the following schedule:

       a) $500,000 on or before April 30, 2004 (including $200,000 of firm committed expenditures).
       b)  an additional $750,000 on or before April 30, 2005, and,
       c)  an additional $1,250,000 on or before April 30, 2006.

2) Noranda has the right, subject to certain monetary conditions, at any time during the option period, but no later than 30 days following the completion of a preliminary feasibility study prepared by UTREX, to exercise its rights to buy back and/or earn-in to the venture. If exercised, Noranda will acquire a 51% interest in a joint venture with UTREX, which will retain the remaining 49%. Noranda will be manager and operator of the venture. If Noranda chooses not to exercise its right, a 1% Net Smelter Return ("NSR") will apply to any production from property included in the original option. UTREX has the right to acquire the NSR for $1,000,000 from Noranda:

3) Subject to availability, access and as deemed appropriate, Noranda will provide all available exploration data and drill core information compiled in the Sturgeon Lake Camp to UTREX. Noranda will also, where feasible, provide personnel to assist UTREX at costs and expenses as agreed upon between the parties from time to time.

4) UTREX will participate in carrying out an airborne geophysical survey utilizing the Fugro/Megatem deep penetrating system currently scheduled for early summer of 2003 by Noranda and will pay its share of the survey costs covering the optioned property, its own claims and certain adjacent areas. Noranda agrees that UTREX will also include the Inmet properties in the survey, the cost of which will be borne by UTREX.

 Highlights of Sturgeon Lake Property Agreement with Inmet Mining Corporation
 ----------------------------------------------------------------------------

Inmet owns a substantial block of mining leasehold patents and UTREX has negotiated the option to acquire a 100% interest in the property. The property is owned by Inmet with a minority interest held by Huntington Exploration Inc., which is also a party to the agreement.

1) UTREX can earn a 100% interest in all Property optioned by expending a total of $1,000,000 as follows:

       a)  $100,000 committed expenditures on or before April 30, 2004
       b)  $300,000 aggregate expenditures on or before April 30, 2005
       c)  $1,000,000 in total aggregate expenditures on or before April 30,
           2006

2) Inmet has the right to re-acquire a 51% interest in the project, under certain conditions, and to become the operator and manager of a joint venture that will be formed with UTREX, which will retain a 49% interest. UTREX is obligated to notify Inmet in the event of a discovery in excess of 2,000,000 tons with potential commercial value on the property that is included in the option agreement.

3) If Inmet does not exercise its right to re-acquire a 51% interest, they will be entitled to a 2% NSR production royalty on any optioned property acquired by UTREX.

4) Inmet will, subject to availability, access and where deemed appropriate, make available all exploration data and drill core information

5) UTREX is committed to carry out an airborne geophysical survey of the property utilizing the Fugro/Megatem deep penetrating system. As previously stated, UTREX intends to include these properties when the airborne survey is undertaken in the early summer of 2003.

Unitronix has received extraordinary technical assistance and encouragement from exploration personnel of Noranda and Inmet and considers itself fortunate to be able to launch its initial move into mining exploration with these internationally renowned companies.

Unitronix intends to continue enhancing and improving Geo-Sleuth as recently recommended in an independent assessment of the tool.

Unitronix's Forward-Looking Statements

This release contains forward-looking statements based on information available to Unitronix and UTREX as of the date hereof. Unitronix's actual results could differ materially from the results stated or implied by such forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the ability of Unitronix to raise the capital needed to carry out the UTREX programs, the uncertainty of locating mineral deposits that are worthy of proceeding with mining activities and the fluctuations in the market prices of metals. For a further discussion of these and other risks and uncertainties, see our annual report on Form 10-K for the fiscal year ended June 30, 2002, and our quarterly report on Form 10-Q for the period ended March 31, 2003. Unitronix disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact:
William Wimer
Unitronix Corporation
One Newbury Street
Peabody, MA 01960
Tel. 978-535-3912
Fax: 978-535-9745
E-mail: bwimer@unitronix.com